SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement             [  ] Confidential, for Use of the
                                                  Commission Only (as
                                                  permitted by Rule 14a-
                                                  6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                    Gehl Company
               -------------------------------------------------
                (Name of Registrant as Specified in its Charter)

_____________________________________________________________________________


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Item 22(a)(2) of Schedule 14A.

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     6(i)(3).

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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

                                  GEHL COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 16, 1997

To the Shareholders of Gehl Company:

          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Gehl Company will be held on Wednesday, April 16, 1997, at 3:00 P.M., local time, at the Cedar Theatre, Cedar Lake Campus, 5595 Highway Z, West Bend, Wisconsin 53095, for the following purposes:

          To elect three directors to hold office until the annual meeting of shareholders in 2000 and until their successors are duly elected and qualified.

          To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

          The close of business on February 20, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

          A proxy for the meeting and a proxy statement are enclosed herewith.

          A map showing the location of the Cedar Theatre accompanies this notice and proxy statement.

                                   By Order of the Board of Directors

                                        GEHL  COMPANY


                                        Michael J. Mulcahy
                                        Secretary

West Bend, Wisconsin
February 28, 1997

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. YOU ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.


                                 GEHL COMPANY
                               143 Water Street
                          West Bend, Wisconsin 53095

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 16, 1997

          This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Gehl Company (the "Company") beginning on or about February 28, 1997, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Wednesday, April 16, 1997, at 3:00 P.M., local time, at the Cedar Theatre, Cedar Lake Campus, 5595 Highway Z, West Bend, Wisconsin 53095, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

          Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting.

          A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the three persons nominated for election as directors referred to herein, and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no notice of any matters to be presented for action by the shareholders at the Annual Meeting.

          Only holders of record of the Company's Common Stock, $.10 par value per share (the "Common Stock"), at the close of business on February 20, 1997, are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,188,685 shares of Common Stock, each of which is entitled to one vote per share.


ELECTION OF DIRECTORS

          The Company's By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect three directors to hold office until the annual meeting of shareholders in 2000 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the three persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any one or more nominees should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for other nominees selected by the Board.

          Directors are elected by a plurality of the votes cast (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election and will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee voting shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

          The following sets forth certain information, as of February 1, 1997, about each of the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.


Nominees for Election at the Annual Meeting

Terms expiring April, 2000

John W. Findley, 50, has served as Chairman and President of Vine and Branches Foundation, Inc. (a private philanthropic foundation) since 1995 and has served as Chairman and President of Cedars of Nemahbin Foundation, Inc. (a private philanthropic foundation) since June, 1996. Mr. Findley was Chairman, President, Chief Executive Officer and a director of Findley Adhesives, Inc. (a manufacturer of various types of adhesives) from 1988 until the time of its acquisition by Elf Autochem S.A. in January, 1996. Pursuant to the terms of the sale agreement with Elf Autochem S.A., Mr. Findley remained an employee of Findley Adhesives, Inc. until his retirement in January, 1997. Mr. Findley had held various other management positions with Findley Adhesives, Inc. from 1975 to 1988. Mr. Findley has served as a director of the Company since 1993.

John W. Gehl, 55, has served as Vice President, International, of the Company since 1992 and as a Vice President of the Company since 1977. Mr. Gehl joined the Company in 1962 and has served in a variety of positions in marketing, manufacturing and strategic planning. Mr. Gehl has served as a director of the Company since 1974.

Arthur W. Nesbitt, 69, has served as Chairman since October, 1996 and as President and Chief Executive Officer and as a director of Nasco International since 1974 (a mail order and metal fabrication company). Mr. Nesbitt has served as a director of the Company since 1983. Mr. Nesbitt is also a director of Blue Cross/Blue Shield United of Wisconsin (a medical insurance company), United Wisconsin Services Inc. (an insurance holding company), Dairy and Food Industries Supply Association, Inc. (a Washington, D.C. organization which sponsors a trade show for food and milk processing equipment), Geneve Corporation (a private holding company) and Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin). Mr. Nesbitt is also President-elect of Competitive Wisconsin, Inc. (an association of business, education and labor promoting the State of Wisconsin).


THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.


Directors Continuing in Office

Terms expiring April, 1998

Fred M. Butler, 61, has served as President and Chief Executive Officer of The Manitowoc Company, Inc. (a manufacturer of cranes and commercial ice cube machines) since 1990. Mr. Butler has held various management positions with The Manitowoc Company, Inc. since 1988. Mr. Butler has served as a director of the Company since 1995. Mr. Butler is also a director of Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin).

William D. Gehl, 50, has served as Chairman since April, 1996 and as President and Chief Executive Officer of the Company since November, 1992. From January, 1990 until joining the Company, Mr. Gehl was Executive Vice President, Chief Operating Officer, General Counsel and Secretary of The Ziegler Companies, Inc. (a financial services holding company). Mr. Gehl held various management positions with The Ziegler Companies from 1978 to 1990. Mr. Gehl has served as a director of the Company since 1987. Mr. Gehl is also a director and first Vice-Chairman of the Equipment Manufacturers Institute (a Chicago-based trade association of agricultural and construction equipment manufacturers), and a director of West Bend Savings Bank (a state financial institution) and Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin). Mr. Gehl is a member of the Florida and Wisconsin Bar Associations.


John W. Splude, 51, has served as President and Chief Executive Officer of HK Systems, Inc. (an integrator and manufacturer of material handling systems and the successor to Harnischfeger Engineers, Inc.) since October, 1993. Prior to joining HK Systems, Inc., Mr. Splude served as President of Harnischfeger Engineers, Inc., a wholly-owned subsidiary of Harnischfeger Industries, Inc., since 1987. Mr. Splude has served as a director of the Company since 1995. Mr. Splude is also Vice Chairman of the Material Handling Institute (a trade association of material handling equipment manufacturers) and a Regent of the Milwaukee School of Engineering.

Terms expiring April, 1999

Thomas J. Boldt, 44, has served as President of The Boldt Group, Inc. (a holding company with subsidiaries involved in general construction, construction management, real estate development and management and wholesale plumbing and heating) since 1988. Mr. Boldt held various management positions with various subsidiaries of The Boldt Group, Inc. from 1976 to 1988. Mr. Boldt is also a director of M&I Bank, Fox Valley (a national bank) and Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin) and a Regent of St. Olaf College. Mr. Boldt has served as a director of the Company since 1996.

William P. Killian, 61, has served as Vice President, Corporate Development and Strategy, of Johnson Controls, Inc. (a manufacturer of facility services and control systems, automotive seating systems, plastic packaging and automotive batteries) since 1987. Mr. Killian is also a director and past National President of the Association for Corporate Growth (a professional organization comprised of individuals interested in corporate growth and mergers and acquisitions), and a director of Aqua-Chem, Inc. (a manufacturer of industrial boilers and water purification equipment), Interstate Battery Systems of America, Inc. (a distributor of automotive and industrial batteries) and Versa Technologies, Inc. (a manufacturer of fluid power systems and molded silicone and plastic components for medical and industrial markets). Mr. Killian has served as a director of the Company since 1996.

Roger E. Secrist, 57, was Chairman and Chief Executive Officer of ANGUS Chemical Company (an international specialty chemical company and a wholly-owned subsidiary of Alberta Natural Gas Company Ltd.) until his retirement in 1994. Mr. Secrist has served as a director of the Company since 1991.

BOARD OF DIRECTORS

          The Board has standing Audit, Compensation and Benefits, and Nominating Committees. The Audit Committee reviews the scope, timing and results of the audit of the Company's financial statements by the Company's independent auditors and reviews with the independent auditors management's policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's independent auditors, approves services rendered by such auditors and recommends to the Board the engagement, continuation or discharge of the Company's independent auditors. Messrs. Boldt, Findley and Splude (Chairman) are members of the Audit Committee. The Audit Committee held two meetings in 1996.

          The Compensation and Benefits Committee determines (subject to Board approval) compensation levels for the Company's executive officers, reviews management's recommendations as to the compensation to be paid to other key personnel and administers the Gehl Company 1995 Stock Option Plan (the 1995 Plan"). The members of the Compensation and Benefits Committee, which held two meetings in 1996, are Messrs. Butler (Chairman), Findley, Nesbitt and Secrist.

          The functions of the Nominating Committee include recommending those persons to be nominated by the Board for election as directors of the Company and recommending persons to fill vacancies on the Board. The members of the Nominating Committee, which held one meeting in 1996, are Messrs. J. W. Gehl,
W. D. Gehl, Killian, Nesbitt (Chairman) and Secrist. The Nominating Committee will consider nominees recommended by shareholders, but has no established procedures which must be followed to make a recommendation. The Company's By-laws set forth certain requirements for shareholders wishing to nominate director candidates for consideration by shareholders. With respect to an election of directors to be held at an annual meeting, among other things, a shareholder must give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

          Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Non-employee directors receive an annual retainer fee of $10,000 ($3,000 of which is payable in Common Stock), plus a fee of $1,000 for each Board meeting and a fee of $750 ($1,000 for the committee chairman) for each committee meeting attended.

          In addition to the compensation described above, each of Messrs. Boldt, Butler, Findley, Killian, Nesbitt, Secrist and Splude automatically received an option for 2,000 shares of Common Stock at a per share exercise price of $7.625 on April 26, 1996 in accordance with the terms of the 1995 Plan. Under the 1995 Plan, each non-employee director (if he continues to serve in such capacity) will, on the day after the annual meeting of shareholders in each year, automatically be granted an option to purchase 2,000 shares of Common Stock. Options granted to non-employee directors under the 1995 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable ratably over the three-year period following the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement within three years after the date of grant or in the event of a change of control of the Company" (as defined in the 1995 Plan) within three years after the date of grant, the option will become immediately exercisable in full. Options granted to non-employee directors terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director of the Company. No options granted under the 1995 Plan were exercised by non-employee directors during fiscal 1996.

          The Board held five meetings in 1996. Each director, except for Mr. Secrist, attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served during 1996.


                             PRINCIPAL SHAREHOLDERS

Management

          The following table sets forth certain information, as of February 1, 1997, regarding beneficial ownership of Common Stock by each director, nominee, each of the executive officers named in the Summary Compensation Table set forth below and all directors, nominees and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

           Name of Individual                  Shares of
           or Number in Group                    Common          Percent
                                           Stock Beneficially      of
                                                Owned(1)          Class

 William D. Gehl . . . . . . . . . . . .      141,563             2.3%
 Thomas J. Boldt . . . . . . . . . . . .          276                *
 Fred M. Butler  . . . . . . . . . . . .          776                *
 John W. Findley . . . . . . . . . . . .        1,276                *
 John W. Gehl  . . . . . . . . . . . . .      406,137  (2)        6.6%
 William P. Killian  . . . . . . . . . .        1,276                *
 Arthur W. Nesbitt . . . . . . . . . . .        2,801                *
 Roger E. Secrist  . . . . . . . . . . .          576                *
 John W. Splude  . . . . . . . . . . . .          576                *
 Victor A. Mancinelli  . . . . . . . . .       92,355             1.5%
 Michael J. Mulcahy  . . . . . . . . . .       16,344                *

 All  directors,   nominees  and   executive
 officers as group (13 persons)  . . . .       692,600           11.0%

*  The amount shown is less than 1% of the outstanding shares.


(1) Includes shares subject to exercisable options as of February 1, 1997, and options exercisable within 60 days of such date, as follows: Mr. W.
     D. Gehl, 33,333 shares; Mr. Mancinelli, 23,333 shares; Mr. J. W. Gehl, 13,333 shares; Mr. Mulcahy, 13,333 shares; and all directors, nominees and executive officers as a group, 108,664 shares.


(2) Includes (i) 72,754 shares held by the Mark M. Gehl Family Trust over which Mr. J. W. Gehl has sole voting power but no dispositive power, and
     (ii) 13,333 shares subject to options which were either exercisable as of February 1, 1997 or exercisable within 60 days of such date. The total set forth in the table does not include 5,000 shares and 31,500 shares held by Mr. J. W. Gehl's wife and adult children, respectively, of which beneficial ownership is disclaimed. Mr. J. W. Gehl's address is 143 Water Street, West Bend, Wisconsin 53095.

Other Beneficial Owners

          The following table sets forth certain information, as of December 31, 1996, regarding beneficial ownership by the other persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership information set forth below has been reported in filings on Schedule 13G made by the beneficial owners with the Securities and Exchange Commission.



Amount and Nature of
Beneficial Ownership

                             Voting Power    Investment Power
Name and Address                                                      Percent
of Beneficial Owner      Sole    Shared   Sole     Shared  Aggregate  of Class

Heartland Advisors, Inc.
790 N. Milwaukee St.
Milwaukee, WI 53202 . .  571,500   -0-    660,000    -0-     660,000   10.7%

Pioneering Management
Corporation
60 State Street
Boston, MA  02109 . . .  323,000   -0-      -0-    323,000   323,000    5.2%


EXECUTIVE COMPENSATION

Summary Compensation Information

          The following table sets forth certain information regarding compensation awarded to, earned by or paid to each of the Company's Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer. No other officer of the Company earned cash compensation in excess of $100,000 during the 1996 fiscal year. The executive officers named in the table below are sometimes referred to herein as the "named executive officers."


                             SUMMARY COMPENSATION TABLE



                                                        Long Term
                                     Annual           Compensation
                                 Compensation (a)        Awards

                                                 Securities
 Name and                     Salary   Bonus     Underlying     All Other
 Principal Position    Year     ($)    ($)(b)      Options    Compensation

 William D. Gehl       1996  200,000 118,467       ---            4,955 (c)
 Chairman, President   1995  173,077   ---       100,000          3,748
 and Chief Executive   1994  150,000   ---         ---            2,010
 Officer

 Victor A. Mancinelli  1996  175,000 103,658       ---            5,777 (d)
 Executive Vice        1995  147,404   ---        70,000          3,993
 President and         1994  140,000   ---         ---            2,389
 Chief Operating
 Officer

 John W. Gehl          1996   85,473  35,479       3,500          3,428 (e)
 Vice President,       1995   82,983  9,000        7,500          2,595
 International         1994   74,884  4,500        5,000          2,582

 Michael J. Mulcahy    1996   78,565  27,964       5,000          2,334 (f)
 Vice President,       1995   76,306  10,000       7,500          1,432
 Secretary and         1994   72,997  5,000        5,000          1,255
 General Counsel



(a) On January 5, 1996, the Company repurchased 40,428 and 35,965 shares of Common Stock from Messrs. W. D. Gehl and Mancinelli, respectively, in private transactions. The proceeds of these sales were applied by Messrs. W. D. Gehl and Mancinelli to pay withholding taxes resulting from the lapsing of restrictions on shares of restricted Common Stock granted to such individuals in 1992. The Company repurchased the shares at a per share price of $7.00, which reflected the closing price of the Common Stock on The Nasdaq Stock Market on January 5, 1996. The repurchase of shares was approved by the Board.

(b) The amounts shown in this column for 1996 do not include bonus amounts in excess of target which are credited to a bonus bank" maintained for each of the named executive officers. Such bonus amounts in the bonus bank for each of the named executive officers are scheduled to be paid out over time, but remain at risk" and subject to loss pursuant to the Company's "Shareholder Value Added" plan.

(c) Includes for 1996 (i) $2,608 in life insurance premiums paid by the Company, (ii) an amount of $552 paid to Mr. W. D. Gehl for the purchase of long-term disability insurance and (iii) a matching contribution of $1,795 under the Gehl Savings Plan, a 401(k) Plan.

(d) Includes for 1996 (i) $2,895 in life insurance premiums paid by the Company, (ii) an amount of $552 paid to Mr. Mancinelli for the purchase of long-term disability insurance and (iii) a matching contribution of $2,330 under the Gehl Savings Plan, a 401(k) Plan.

(e) Includes for 1996 (i) $1,888 in life insurance premiums paid by the Company, (ii) an amount of $400 paid to Mr. J. W. Gehl for the purchase of long-term disability insurance and (iii) a matching contribution of $1,140 under the Gehl Savings Plan, a 401(k) Plan.

(f) Includes for 1996 (i) $768 in life insurance premiums paid by the Company, (ii) an amount of $368 paid to Mr. Mulcahy for the purchase of long-term disability insurance and (iii) a matching contribution of $1,198 under the Gehl Savings Plan, a 401(k) Plan.

Stock Options

          The Company has in effect the 1995 Plan pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1996 to each of the named executive officers.

Option Grants in 1996 Fiscal Year

                                                  Potential Realizable Value
                                                  at Assumed Annual Rates of
                                                  Stock Price Appreciation for
            Individual Grants                     Option Term(2)

                                  Percentage
                                     of
                                    Total
                                  Options
                     Number of  Granted to Exercise
                     Securities  Employees    or               At 5%   At 10%
                     Underlying    in       Base               Annual  Annual
                     Options     Fiscal     Price   Expiration Growth  Growth
         Name        Granted(1)   Year    ($/share)   Date     Rate    Rate

William D. Gehl       ---        ---      ---       ---        ---     ---

Victor A. Mancinelli  ---        ---      ---       ---        ---     ---

John W. Gehl        3,500        2.5%    $9.375     12/19/06   $20,636 $52,295

Michael J. Mulcahy  5,000        3.6%    $9.375     12/19/06   $29,479 $74,706


(1) The options reflected in the table for Messrs. J. W. Gehl and Mulcahy (which are non-qualified options for purposes of the Internal Revenue Code) were granted under the 1995 Plan and vest ratably over the three-year period from the date of grant. Vesting of the options will be accelerated in the event of the optionee's death or disability or in the event of a change of control of the Company.

(2) This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

          The following table sets forth information regarding the fiscal year-end value of unexercised options held by the named executive officers. No options were exercised by the named executive officers during 1996.


Fiscal Year-End Option Values




                            Number of Securities       Value of Unexercised in-
                           Underlying Unexercised        the-Money Options at
                         Options at Fiscal Year-End     Fiscal Year-End ($)(1)

 Name                    Exercisable  Unexercisable   Exercisable  Unexercisable

 William D. Gehl           33,333         66,667        $79,166      $158,334

 Victor A. Mancinelli      23,333         46,667        $81,666      $163,335

 John W. Gehl              13,333         10,167        $57,823       $30,775

 Michael J. Mulcahy        13,333         11,667        $57,823       $33,025



(1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.

Retirement Plan


          The Company maintains a defined benefit pension plan (the "Retirement Plan") to provide retirement benefits to certain employees, including the named executive officers. The following table estimates various annual benefits payable at age 65 to participants with the years of service and average compensation levels set forth below:

      Final
     Annual              Estimated Annual Benefits Payable at Age 65
     Average               For Indicated Years of Credited Service
  Compensation
                 5 Years 10 Years 15 Years 20 Years 25 Years 35+ Years $ 75,000 $ 3,750 $ 7,500 $11,250 $15,000 $18,750 $26,250
      100,000       5,000   10,000    15,000    20,000    25,000     35,000
      150,000       7,500   15,000    22,500    30,000    37,500     52,500


          A participant may elect one of several single life or joint and survivor annuity payment options which provide monthly retirement benefits calculated on an actuarial basis. Benefits under the Retirement Plan are not reduced by a participant's Social Security benefits. The Retirement Plan provides for reduced early retirement and pre-retirement benefits.

          Compensation covered by the Retirement Plan for each of the named executive officers is such person's salary as shown in the Summary Compensation Table subject to a $150,000 maximum as provided in the Internal Revenue Code. The number of years of credited service as of December 31, 1996 that will be recognized for Messrs. W. D. Gehl, Mancinelli, J. W. Gehl and Mulcahy is 4.2 years, 4.2 years, 33.8 years and 21.6 years, respectively.

Supplemental Retirement Benefit Agreements

          The Company has entered into a supplemental retirement benefit agreement under which Mr. W. D. Gehl will receive a monthly retirement benefit for fifteen years. Under the agreement, the monthly benefit to be received by Mr. W. D. Gehl is computed by multiplying the percentage by which benefits have vested by an amount equal to 50% of average monthly compensation computed by reference to the base salary and cash bonus earned for the highest five (5) calendar years within the last ten (10) completed calendar years of service preceding termination, less any amounts Mr. W. D. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security. Mr. Mancinelli has entered into a similar supplemental retirement benefit agreement with the Company. This agreement is identical to Mr. W. D. Gehl's agreement, except that the percentage of average monthly compensation used in computing the monthly supplemental retirement benefit is 20% and does not include an offset for Retirement Plan and Social Security benefits. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of ten annual payments in the amount of 30% of the average annual compensation computed by reference to the five highest annual base salaries and cash bonuses earned within the last ten calendar years preceding the date of death. Benefits vest under the supplemental retirement benefit agreements at a rate of 10% per year for the first four years of service with the Company and are deemed to be fully vested after five years. In the event there is a "change of control" of the Company, as defined in the supplemental retirement benefit agreements, or in the event of the executive's disability, benefits become 100% vested. As of December 31, 1996, Messrs. W. D. Gehl and Mancinelli were 40% vested under their respective agreements. The supplemental retirement benefit agreements also contain covenants not to compete which cover Messrs. W. D. Gehl and Mancinelli for a two-year period following their termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

          The Company has also entered into supplemental retirement benefit agreements under which Messrs. J. W. Gehl and Mulcahy will receive a monthly retirement benefit for fifteen years. Under the agreements, the monthly benefit to be received by Messrs. J. W. Gehl and Mulcahy is computed by multiplying a vesting percentage by the product of (i) a monthly salary amount computed by reference to the highest base salaries earned by Messrs. J. W. Gehl and Mulcahy during a consecutive five-year period and (ii) 10%. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of five annual payments in the amount of 30% of the average annual salary computed by reference to the highest base salaries earned during a consecutive five-year period preceding the date of death. Messrs. J. W. Gehl and Mulcahy are fully vested under their respective supplemental retirement benefit agreements. The supplemental retirement benefit agreements also contain a covenant not to compete which covers Messrs. J. W. Gehl and Mulcahy for a two-year period following termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

          Assuming full vesting, the estimated annual benefits payable to Messrs. W. D. Gehl, Mancinelli, J. W. Gehl and Mulcahy under the supplemental retirement benefit agreements based upon their current salaries (and cash bonuses with respect to Messrs. W. D. Gehl and Mancinelli) would be $159,233 (less any amounts Mr. W. D. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security), $55,732, $8,547 and $7,856, respectively.

Employment Agreements

          The Company has employment agreements with Messrs. W. D. Gehl and Mancinelli pursuant to which they are to serve as the President and Chief Executive Officer, and the Executive Vice President and Chief Operating Officer, of the Company, respectively, through December 31, 1998 in the case of Mr. W. D. Gehl and through September 30, 1998 in the case of Mr. Mancinelli. During the term of their respective employment agreements, Mr.
W. D. Gehl and Mr. Mancinelli will be paid minimum annual base salaries of $200,000 and $175,000, respectively. The base salaries paid to Messrs. W. D. Gehl and Mancinelli under their respective employment agreements will be reviewed at least annually by the Board or a committee thereof and may be increased or decreased at that time subject to the minimum base salaries described in the preceding sentence.

          If, for any reason other than cause or the executive officer's death or disability, the employment of Mr. W. D. Gehl or Mr. Mancinelli is terminated before the term of employment has been completed, the executive officer will be entitled to receive his full base salary for one (1) full year from the date of termination as well as the opportunity to continue to participate in the Company's employee benefit plans for such period. In the event a "change of control" (as defined in each of the respective employment agreements) occurs during the term of employment and the executive officer is terminated without cause thereafter, the executive officer will receive his base salary and fringe benefits for a specified period after the termination (two (2) years in the case of Mr. W. D. Gehl and one (1) year in the case of Mr. Mancinelli). Under the terms of their respective employment agreements, Messrs. W. D. Gehl and Mancinelli are also entitled to receive, among other benefits, an annual cash bonus and certain life insurance coverage. Under their respective employment agreements, Messrs. W. D. Gehl and Mancinelli are subject to certain covenants not to compete following termination of their employment with the Company.

Report on Executive Compensation

          This Report on Executive Compensation describes the policies employed generally by the Compensation and Benefits Committee for the development of the Company's executive compensation program and the application of these policies to executive compensation during fiscal 1996. The members of the Compensation and Benefits Committee during fiscal 1996 were Messrs. Butler (Chairman), Findley, Nesbitt and Secrist.

Function of the Compensation and Benefits Committee:

          The Compensation and Benefits Committee is responsible for various aspects of the Company's compensation program for its executive officers.

          The Compensation and Benefits Committee develops the compensation program for executive officers, including the award of stock options under the 1995 Plan. Final approval of the Company's executive compensation package determined by the Compensation and Benefits Committee (other than the grant of options under the 1995 Plan, which grants are at the sole discretion of the Committee) is the responsibility of the Board. During fiscal 1996, the Board adopted the recommendations of the Compensation and Benefits Committee without material modification.


Executive Compensation and Stock Option Policies:

          The basic policy of the Compensation and Benefits Committee is to provide a competitive compensation program for executive officers sufficient to attract and retain those executive officers considered crucial to the attainment of the Company's long-term strategic goals, including the enhancement of shareholder value. The compensation package for executive officers consists of base salary, opportunities for cash bonuses and equity-based awards, including stock options, and participation in other employee benefits plans offered by the Company.

          In determining salary levels for executive officers of the Company, the Compensation and Benefits Committee takes into consideration each individual's level of expertise and experience and his performance in his particular area during the past fiscal year. Based upon the continued improvement of the financial performance of the Company throughout fiscal 1995, when compared with fiscal 1994, the Compensation and Benefits Committee accepted management's proposal and in turn recommended and the Board approved a general 3.0% salary increase effective January 1, 1996 for all salaried employees, including executive officers, except for Messrs. W. D. Gehl and Mancinelli who had salaries determined pursuant to employment agreements. See "Executive Compensation-Employment Agreements."

          In addition to base salaries, the Company's compensation package includes an opportunity for key employees (including the executive officers) to earn cash bonuses. The Company has in effect a program for its officers and other key managers that awards incentive compensation based upon a calculation of "Shareholder Value Added" or SVA. The Company's SVA plan emphasizes economic value creation which occurs when a business generates a financial return that exceeds the total cost of capital employed. Specifically, the Company's plan defines SVA as the difference between (a) net operating profit after tax and (b) the charge for capital employed in the business. The Company's SVA plan is designed to reward those executive officers and key managers who use Company assets most productively, reduce costs and create efficiencies throughout the Company's organization. Under the Company's SVA plan, target bonuses calculated as a percent of salary are fixed by the Compensation and Benefits Committee. Awards paid to participants serving in an identified "value center" (e.g., a specific manufacturing facility) under the SVA plan are based 30% (as a minimum) on total Company performance with the remainder of the award based on the performance of the respective value center(s). Awards to participants with corporate responsibilities are based entirely on Company performance. Target SVA levels were established by the Compensation and Benefits Committee in 1996 and adjust automatically on an annual basis by a predetermined improvement factor. The Company's plan also incorporates a "bonus bank" into which bonuses in excess of target are credited. Such bonus amounts are thereafter scheduled to be paid out over time, but remain "at risk" and subject to loss depending on future Company and value center performance as determined under the SVA plan. Bonuses paid to the named executive officers for 1996 performance under the SVA plan are reflected in the "Bonus" column of the Summary Compensation Table.

          To provide an additional performance incentive for its executive officers and other key management personnel, the Company has also continued to make equity-based awards, comprised of awards of stock options. The Company currently has in effect the 1995 Plan under which awards of stock options may be made to the executive officers. The general purpose of the 1995 Plan is consistent with the basic policy of the Company's executive compensation program which is designed to promote the achievement of the long-range strategic goals of the Company and to enhance shareholder value. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. Stock options awarded by the Company generally vest over a three-year period. Consideration is given to the financial performance of the Company in determining whether in the first instance to grant stock options and in determining the size of any stock option awards.
In addition, consideration is given to the level of responsibility of the individual executive officer within the Company, the performance of such officer in his area of responsibility and the officer's salary grade in recommending the size of stock option awards. Although these factors are considered, no specific weight is assigned to one factor as compared to the others in making an option grant determination. Options relating to an aggregate of 17,000 shares of Common Stock were awarded to the executive officers in 1996.

          In addition to base salary, cash bonus opportunity, and the potential for equity-based awards, all executive officers of the Company are eligible to participate in the various employee benefit plans offered to employees of the Company. The Company's policy with respect to these plans (including the Company's retirement plan, savings plan and life insurance program) is to provide competitive benefits to its employees, including executive officers, to encourage their continued service with the Company and to attract qualified individuals for available Company positions.

CEO Compensation:

          During 1996, Mr. W. D. Gehl was paid a base salary of $200,000. Pursuant to the Company's employment agreement with Mr. W. D. Gehl, this base salary is subject to review on at least an annual basis and may be increased or decreased as determined to be appropriate, provided that his annual base salary may not be decreased below $200,000. In fixing the 1996 base salary, the Compensation and Benefits Committee considered the qualifications and experience Mr. W. D. Gehl brings to the Company and the Company's performance during Mr. W. D. Gehl's tenure with the Company as Chief Executive Officer, and also reviewed salaries paid by comparable companies. Based on this review, the Compensation and Benefits Committee fixed Mr. W. D. Gehl's base salary slightly below the average salary for chief executive officers at companies comparable in size to the Company. The variable portion of Mr. W.
D. Gehl's compensation package (performance-based bonus and stock options) provides Mr. W. D. Gehl with an opportunity to receive a total compensation package comparable to chief executive officers at companies situated similarly to the Company. For fiscal 1996 performance, Mr. W. D. Gehl received a cash bonus of $118,467 under the Company's SVA plan. Mr. W. D. Gehl did not receive a stock option grant during fiscal 1996.

Deductibility of Executive Compensation:

          Under Section 162(m) of the Internal Revenue Code, a tax deduction by specified corporate taxpayers, including the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation and Benefits Committee intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).


COMPENSATION AND BENEFITS COMMITTEE

Fred M. Butler (Chairman)
John W. Findley
Arthur W. Nesbitt
Roger E. Secrist

PERFORMANCE INFORMATION

          The following graph compares the cumulative total return (change in stock price plus reinvested dividends) during the last five years of the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Machinery-Diversified Index. The graph assumes $100 was invested on December 31, 1991 in each of the three alternatives.

         Comparison of Five Year Cumulative Market Performance
 Among S&P 500 Index, S&P Diversified Machinery Index, and the Company
  (Assumes $100 invested December 31, 1991 with dividends reinvested)


              December   December    December    December   December  December
              31, 1991   31, 1992    31, 1993    31, 1994   31, 1995  31, 1996
S&P Composite
500              $100       $104        $112        $110       $148      $178

S&P
Diversified
Machinery        $100       $100        $145        $138       $167      $204

Gehl             $100       $ 76        $147        $151       $173      $263


      Although the companies included in the S & P Machinery-Diversified Index generally have a larger market capitalization than the Company, such companies are believed to provide the closest peer group representation with respect to the industries served by the Company (agricultural implements and light construction equipment).

MISCELLANEOUS

Independent Auditors

     The Board has appointed Price Waterhouse LLP as the Company's independent auditors for 1997. Price Waterhouse LLP acted as the independent auditors for the Company for the year ended December 31, 1996. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Shareholder Proposals

      Proposals which shareholders of the Company intend to present at the 1998 annual meeting and have included in the Company's proxy statement must be received by the Company by the close of business on October 31, 1997. In addition, a shareholder who otherwise intends to present business at the 1998 annual meeting must comply with the requirements set forth in the Company's By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

Other Matters

     The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company.

     The Company will provide without charge a copy of its Annual Report on Form 10-K (including financial statements and financial schedules, but not including exhibits thereto), as filed with the Securities and Exchange Commission, to each person who is a record or beneficial holder of Common Stock as of the record date for the Annual Meeting. A written request for a Form 10-K should be addressed to Gehl Company, Attention: Secretary, 143 Water Street, West Bend, Wisconsin 53095.



                              By Order of the Board of Directors
                              GEHL COMPANY



                              Michael J. Mulcahy
                              Secretary

February 28, 1997

                                    GEHL COMPANY

             This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William D. Gehl and Michael J. Mulcahy, or either of them (with full power of substitution in each of them), as Proxies and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Gehl Company held of record by the undersigned on February 20, 1997 at the annual meeting of shareholders to be held on April 16, 1997, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


1.   ELECTION OF DIRECTORS (terms expiring at the 2000 Annual Meeting)

     1-John W. Findley, 2-John W. Gehl, 3-Arthur W. Nesbitt

     ____ FOR all listed nominees       ____WITHHOLD AUTHORITY
                                        to vote for all listed nominees

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
____________



2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Address Change?  Mark Box _______ Indicate changes below.

_________________________________________________________


Date________________     No. of shares ______________

______________________________________________________________________
Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    GEHL COMPANY

             This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William D. Gehl and Michael J. Mulcahy, or either of them (with full power of substitution in each of them), as Proxies and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Gehl Company held of record by the undersigned on February 20, 1997 at the annual meeting of shareholders to be held on April 16, 1997, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


                                  GEHL SAVINGS PLAN

1.   ELECTION OF DIRECTORS (terms expiring at the 2000 Annual Meeting)

     1-John W. Findley, 2-John W. Gehl, 3-Arthur W. Nesbitt

     ____ FOR all listed nominees       ____WITHHOLD AUTHORITY
                                        to vote for all listed nominees

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
____________


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Address Change?  Mark Box _______ Indicate changes below.

_________________________________________________________


Date________________     No. of shares ______________

______________________________________________________________________
Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOR EDGAR FILING
----------------

February 27, 1997
Our 138th Year


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549


RE:  Gehl Company (File No. 0-18110)
     Definitive Proxy Statement
     for 1997 Annual Meeting

Gentlemen:

On behalf of Gehl Company (the "Company"), transmitted herewith for filing under the Securities Exchange Act of 1934, as amended, is the Company's definitive 1997 Proxy Statement for its 1997 annual meeting of shareholders. This filing is being effected by direct transmission to the EDGAR System. The Company currently intends to mail proxy materials to its shareholders beginning on or about February 28, 1997.

Please contact the undersigned at (414) 334-6643 if you have any questions or comments regarding the foregoing matter.

                                             Sincerely,



                                             Laurence M. Schwartz
                                             Corporate Attorney